Exhibit 10.8

October 8, 2015

Shaun M. Holt

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Dear Shaun,

We are pleased to extend to you an offer of employment with Berkeley Lights, Inc. (the “Company”) as set forth below. This written agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

1. Title and Duties. You are being offered a full-time, exempt position as the Company’s Vice President of Finance. You will be reporting to our Chief Executive Officer, Igor Y. Khandros. Your responsibilities include but are not limited to serving as a key member of the Executive Team, providing input to the CEO, Board of Directors and management peers regarding the financial implications of business decisions as well as strategic input in shaping the business, the design of long-term financial plans, including spending strategy and cost management and establishing corporate-wide process and programs to manage the Company’s growth. As a constructive and productive leader in the Company, you will be expected to lead by example by setting high standards of excellence and integrity in all your endeavors and interactions with colleagues, partners, vendors and other third parties.

2. Commencement of Employment. The commencement date of your employment will be on or before November 16, 2015, provided that you sign, date and return this offer letter indicating your acceptance. This offer, if not accepted, will expire October 9th, 2015.

3. Compensation and Benefits. As compensation for your services, you will be paid an annual salary of $360,000, paid at the rate of $30,000 per month in accordance with the Company’s standard payroll schedule. In addition., you will be eligible for the following:

a. Paid Time Off. You will be eligible to accrue paid time off according to the Company’s paid time off policy.

b. Health Care Benefits. You will be eligible to participate in the Company’s medical benefit plan as of your date of hire. The Company will pay 80% of the plan premium for the Company plan you select.

c. Equity Compensation. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. Eligibility for equity compensation and/or participation in any stock option plan shall not be construed as any assurance of continuing employment for any particular period of time.

d. Relocation Assistance. To assist you and your family with your relocation to the San Francisco Bay Area, at any time within one year of your start date, the Company will provide $30,000 in moving and relocation expense assistance, along with temporary lodging up to one month. Prior to your relocation, the Company will provide reimbursement for your business travel expense incurred.

All forms of compensation paid to you by the Company are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.

4. Employee Inventions Assignment and Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, you are required to sign and return the attached Employee Inventions Assignment and Confidentiality Agreement (“EIAC Agreement”). Your execution of this offer letter shall be deemed to be your agreement to and acceptance of the attached EIAC Agreement even if for any reason you do not sign such EIAC Agreement. We wish to impress upon you that we do not want you to, and we hereby direct that you not, bring with you any confidential or proprietary material of any former employer, or violate any other obligations you may have to any former employer.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any lime and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

6. Outside Employment and Competitive Activities. In the event that you are initially employed as a full-time employee, or at some later date become employed as a full-time employee, during the period of your full-time employment, you are required to devote your full-time, best efforts to the interests of the Company. In the event that you are initially employed as a part-time employee, or at some later date become employed as a part-time employee, during the period of your part-time employment, you are required to devote your best efforts to the interests of the Company. Regardless of whether you are a full-time or part-time employee, you agree that you will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’ s interests or could cause a disruption of its operations or prospects. Violations of this paragraph include, but are not limited to, the direct or indirect, ownership, management, operation, control, employment by, or participation in the ownership, management, operation, or control of any business that is in any way involved with research, development, consulting, and sale of commercial products relating to the global life sciences, biotechnology, medical device and pharmaceutical industries. Excepted from this provision is ownership of not more than 10% of the outstanding shares of a publicly traded corporation.

7. Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims and disputes arising out of or related to your employment with the Company and any termination thereof, including, but not limited to, claims and disputes regarding employment, trade secrets, worker’s compensation retaliation claims, compensation (such as but not limited to wages, stock, stock options and other equity awards, and other ownership interests in the Company), benefits, termination, harassment, retaliation, whistleblower claims, discrimination and claims under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the California Labor Code, the WARN Act, ERISA and any and all state statutes and common law claims covering similar subjects (collectively, “Covered Claims”). Each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret in formation. Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

Subject solely lo the above proviso relating to California Labor Code Sections 2698 et seq., THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO COVERED CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in the cities of either San Francisco or Oakland, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

8. Legal Right to Work. As required by law, your employment by the Company is contingent on you providing timely documentation as proof of you possessing a legal right to work in the United States.

9. Background Check. You agree that the Company may undertake a verification of your criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

10. Entire Agreement. This offer letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

11. Acceptance. You may indicate your acceptance and agreement with the terms of this offer letter by signing, dating and returning the original of this offer letter, and the enclosed EIAC Agreement.

Shaun, we hope that you will accept our offer to join the Company and look forward to working with you.

Very truly yours,

Berkeley Lights, Inc.

/s/ Igor Khandros
Igor Khandros President and CEO

I accept this offer of employment and acknowledge that I have read and agree to the terms and conditions set forth above; and, I further acknowledge that no commitments, express or implied, were made to me as part of my employment offer except as specially set forth above.

/s/ Shaun M. Holt	10/19/15
Shaun M. Holt	Date